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                                                                  Exhibit 23.6



              Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Intermedia Communications Inc. for the registration of 1,732,787 shares of Common Stock of our report, which contains an explanatory paragraph relating to the changing of the method of accounting for Shared Technologies Fairchild Inc.'s investment in one of its subsidiaries, dated March 1, 1996, on our audit of the consolidated statements of operations, stockholders' equity and cash flows of Shared Technologies Fairchild Inc. and subsidiaries for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".




             /s/ Rothstein, Kass & Company, P.C.
             ---------------------------------------

Roseland, New Jersey
April 6, 1998